STEPP LAW GROUP

32 EXECUTIVE PARK, SUITE 105

IRVINE, CALIFORNIA 92614-6742

TEL: 949.660.9700

FAX: 949.660.9010

February 18, 2005

Micron Enviro Systems, Inc.

789 West Pender Street

Suite 1205

Vancouver, British Columbia V6C 1H2

Attention:

Negar Towfigh

Re:

Amended Registration Statement on Form S-8/A

Dear Ms. Towfigh:

We have been retained by Micron Enviro Systems, Inc., a Nevada corporation (the “Company”), as special counsel to review an Amended Registration Statement on Form S-8/A, which the Company intends to file with the Securities and Exchange Commission (the “Commission”), regarding the registration pursuant to the Securities Act of 1933, as amended, of 3,400,000 shares of common stock, $.001 par value, to be issued by the Company (the “Shares”) (the “Registration Statement”). The Shares will be issued to Graeme Sewell, a consultant to the Company. The Shares will be issued to Mr. Sewell pursuant to the provisions of an Amended Non-Qualified Stock Option Agreement entered into among the Company and Mr. Sewell, a copy of which is attached as an exhibit to the Registration Statement (the “Agreement”).

In furnishing the opinion specified in this letter, we reviewed such documents and such questions of law as we considered necessary or appropriate. Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and Agreement, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable securities and other laws of any state or other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable. We express no opinion as to compliance with the securities laws or other laws in any particular jurisdiction in which the Shares are proposed to be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

Micron Enviro Systems, Inc.

Negar Towfigh

February 18, 2005

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

This opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) relates only to matters of United States federal securities law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, and (iv) may not be relied upon for any other purpose whatsoever. Nothing in this letter shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth in this letter.

The Company is hereby advised, urged, and encouraged to retain qualified and competent securities counsel in each particular jurisdiction in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

This opinion is as of the date of this letter.  Thank you.

Sincerely,

STEPP LAW GROUP

/s/ Thomas E. Stepp, Jr.

By: Thomas E. Stepp, Jr.

TES/csk